Exhibit 10.44

March 6, 2003

VIA HAND DELIVERY

Charles K. Faas

Pharsight Corporation

Dear Charlie:

As we have discussed with you, Pharsight Corporation (the “Company”) in conjunction with Execustaff, Inc., is pleased to offer you a promotion to the position of Chief Financial Officer under the terms set forth in this letter.  Your promotion and the terms set forth in this letter agreement (“Agreement”) shall be effective as of February 12, 2003.

Promotion and New Position

You will be promoted from your current position of Vice President of Finance to the position of Chief Financial Officer.  In your new position, you will report to the Company’s Chief Executive Officer (“CEO”).  Your areas of responsibility will include management of the following departments: legal, human resources, accounting, IT, QA management and public relations and any other tasks requested of you by the CEO or the Company’s Board of Directors (the “Board”).  Your office will continue to be located at the Company’s headquarters in Mountain View, California.  The Company continues to retain the discretion to change your position, duties, reporting relationship and work location, as it deems necessary.

Base Salary and Bonus Potential

As a result of your promotion, your annual base salary will be increased to two hundred fifteen thousand dollars ($215,000), subject to standard payroll deductions and required withholdings, and paid on the Company’s normal payroll schedule.

Pursuant to the terms and conditions of the Company’s Management Incentive Bonus Program for its Executive Officers, you will be eligible to receive an annual performance bonus of up to thirty-five percent (35%) of your previous and increased base salaries, each on a pro rata basis, subject to standard payroll deductions and required withholdings.  The Company’s Compensation Committee will determine in its sole discretion whether you have earned an annual bonus, and the amount of any earned annual bonus.

The Company may modify your compensation from time to time as it deems necessary.

Stock Options

Your current stock options are not affected by your promotion or this Agreement, and your stock option agreements will remain in full force and effect in accordance with their terms.  Subject to Board approval, the Company may grant you additional stock options at the next regularly scheduled meeting in April 2003.

Employee Benefits

Your eligibility for Company-sponsored employee benefits is not affected by your promotion or this Agreement.

Proprietary Information and Inventions Agreement; Company Policies and Procedures

Your Proprietary Information and Inventions Agreement with the Company dated July 31, 2000 (the “Proprietary Information Agreement”) is not affected by your promotion or this Agreement, and the Proprietary Information Agreement will remain in full force and effect in accordance with its terms.  You will continue to be required to abide by the Proprietary Information Agreement as a condition of your employment.

In addition, you will continue to be required to abide by Pharsight’s policies and procedures, as may be in effect from time to time.

At-Will Employment Relationship

Your employment continues to be terminable at-will, and either you or the Company may terminate your employment relationship at any time, with or without Cause (defined below) or advance notice.

Severance Benefits

In the event that your employment is involuntarily terminated by the Company without Cause, as your sole severance benefits, for six (6) months following the termination date, the Company will continue to pay your base salary in effect on the termination date (the “Severance Payments”) and will pay the costs to continue your health care coverage under COBRA at the same level of coverage as in effect as of the termination date if you timely elect continued health care coverage (collectively, the “Severance Benefits”).  As a condition of your receipt of the Severance Benefits, you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company.  The Severance Payments will be paid on the Company’s normal payroll schedule and will be subject to standard deductions and withholdings.

For the purposes of this letter, “Cause” for your termination shall mean:  (a) your conviction of any felony or of any crime involving dishonesty; (b) your participation in any fraud or act of dishonesty against the Company; (c) the material breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company (including this Agreement or your Proprietary Information Agreement); or (f) conduct, that in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

In addition, if, after a Change in Control (defined below), you resign from your employment with the Company and such resignation qualifies as a Resignation for Good Reason (defined below), you shall be entitled to receive the Severance Benefits, provided that you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company.

For the purposes of this letter, the occurrence of either of the following events shall constitute a “Change in Control”:  (a) the sale or lease of all or substantially all of the assets of the Company; or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in each case in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity purchasing such assets or surviving such transaction.

For purposes of this letter, a “Resignation for Good Reason” shall mean a resignation by you due to any of the following events which occur after and as a direct result of a Change in Control: (1) a material reduction in compensation, unless such a reduction is applied, by resolution of the Board of Directors, to all members of the Company’s officers; (2) a material adverse change in your title due to a demotion; or (3) a material adverse reduction in your role and responsibilities.

You will not be eligible for any severance benefits in the event of a termination with Cause or any resignation that does not qualify as a Resignation for Good Reason.

If the relationship between Execustaff and the Company is terminated for any reason, you will agree that the Company will become solely responsible as your employer for all payroll, workers’ compensation and benefits, including severance and vacation pay, and you will agree to seek the same only from the Company.

Miscellaneous

This Agreement sets forth and forms the complete and exclusive statement of your employment agreement with the Company concerning your promotion and employment terms, and this Agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning the subject matters set forth in this letter including, but not limited to, your original offer letter with the Company dated July 31, 2000 and your letter agreement with the Company dated August 16, 2002.  This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

We are very pleased to offer you this promotion.  Please sign and date this letter, and return it to me by March 7, 2003, if you wish to accept this promotion under the terms described above.

Sincerely,
Pharsight Corporation

/s/ Shawn M. O’Connor
Shawn M. O’Connor
President & Chief Executive Officer

ACCEPTED:

/s/ Charles K. Faas	March 7, 2003
Charles K. Faas	Date